EXHIBIT 99.1




Audited Consolidated Financial Statements
GERBER PRODUCTS COMPANY AND SUBSIDIARIES
March 31, 1994


Audited Consolidated Financial Statements

Report of Independent Auditors. . . . . . . . . . . . . . . . . . 1
Consolidated Statements of Financial Position . . . . . . . . . . 2
Consolidated Statements of Operations . . . . . . . . . . . . . . 4
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . 5
Consolidated Statements of Shareholders' Equity . . . . . . . . . 7
Notes to Consolidated Financial Statements. . . . . . . . . . . . 8

                      REPORT OF INDEPENDENT AUDITORS
                      -------------------------------

To the Shareholders and Board of Directors
Gerber Products Company

We have audited the accompanying consolidated statements of financial position of Gerber Products Company and subsidiaries as of March 31, 1994 and 1993, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended March 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial state-ments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gerber Products Company and subsidiaries at March 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes L and M to the consolidated financial statements, in 1993 the company changed its methods of accounting for postretirement benefits other than pensions, postemployment benefits and income taxes.

                                            ERNST & YOUNG

Grand Rapids, Michigan
May 17, 1994, except for Note Q,
  as to which the date is May 23, 1994

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Gerber Products Company and Subsidiaries

                                                      March 31
                                                 1994         1993
                                            -------------------------
                                              (Thousands of Dollars)
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                 $   47,562     $   95,390
   Short-term investments--Note E                               24,938
   Accounts receivable, less allowances of
      $9,715 and $9,976                         107,061        103,073
   Reinsurance Receivables                       44,541         38,068
   Inventories--Note F:
     Finished products                          109,382        112,816
   Work-in-process                               30,862         24,375
   Raw materials and supplies                    50,904         57,578
                                             ----------     ----------
                                                191,148        194,769
   Deferred income taxes                         50,256         36,510
                                             ----------     ----------
          TOTAL CURRENT ASSETS                  440,568        492,748

OTHER ASSETS
   Investments held by insurance operations     124,939        101,822
   Deferred policy acquisition costs             66,264         57,055
   Prepaid pension costs--Note L                 58,333         54,754
   Miscellaneous                                 77,729         52,217
                                             ----------     ----------
                                                327,265        265,848

LAND, BUILDINGS AND EQUIPMENT
   Land                                           4,150          4,177
   Buildings                                     97,129         98,920
   Machinery and equipment                      290,981        277,265
   Construction in progress                      23,167         20,022
   Accumulated depreciation                    (181,257)      (164,540)
                                             ----------     ----------
                                                234,170        235,844
                                             ----------     ----------
                                             $1,002,003     $  994,440
                                             ==========     ==========

                                                     March 31
                                                1994           1993
                                             -------------------------
                                               (Thousands of Dollars)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Short-term borrowings--Note H             $   11,372     $   10,557
   Accounts payable                              62,578         53,179
   Salaries, wages and other compensation        48,336         35,469
   Local taxes, interest and other expenses      72,962         93,546
   Income taxes                                  17,408         24,810
   Policy claims and reserves                    58,101         48,042
   Current maturities of long-term debt           1,153          1,017
                                             ----------     ----------
          TOTAL CURRENT LIABILITIES             271,910        266,620

LONG-TERM DEBT--Note I                          115,677        116,831

FUTURE POLICY BENEFITS                          111,064         94,384

POSTRETIREMENT BENEFITS--Note L                 156,582        150,138

SHAREHOLDERS' EQUITY--Notes I, J, K AND Q
   Common stock, par value $2.50 a share--
      authorized 200,000,000 shares;
      issued:  1994--69,377,933,
      1993--72,060,375 shares                   173,445        180,151
   Paid-in capital                                  921
   Retained earnings                            196,238        209,344
   Foreign currency translation adjustments      (4,816)        (3,266)
   Unearned restricted stock compensation        (2,014)        (1,808)
   Unearned ESOP compensation                   (17,004)       (17,954)
                                             ----------     ----------
                                                346,770        366,467
                                             ----------     ----------
                                             $1,002,003     $  994,440
                                             ==========     ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Gerber Products Company and Subsidiaries

                                                Year Ended March 31
                                          1994         1993         1992
                                     --------------------------------------
                                              (Thousands of Dollars)

Net sales and revenue                   $1,171,838  $1,269,484  $1,268,143
Interest, royalties and other income        29,199      23,921      24,984
                                        ----------  ----------  ----------
            TOTAL INCOME                 1,201,037   1,293,405   1,293,127
Deductions from income:
   Cost of products sold and services
      provided                             624,947     716,621     711,298
   Marketing, distribution, admini-
      strative and general expenses        371,116     376,625     346,255
   Gain on sale of subsidiary--Note D                  (11,850)
   Restructuring charges--Note B            22,353                  22,000
   Interest expense                         11,335      12,361      15,517
                                        ----------  ----------  ----------
            TOTAL DEDUCTIONS             1,029,751   1,093,757   1,095,070
            EARNINGS BEFORE INCOME TAXES
            AND CUMULATIVE EFFECT
            OF ACCOUNTING CHANGES          171,286     199,648     198,057

Income taxes--Note M                        57,656      66,803      70,488
                                        ----------  ----------  ----------
   EARNINGS BEFORE CUMULATIVE EFFECT
      OF ACCOUNTING CHANGES                113,630     132,845     127,569
Cumulative effect of accounting
   changes--Note L                                     (90,390)
                                        ----------  ----------  ----------
NET EARNINGS                            $  113,630  $   42,455  $  127,569
                                        ==========  ==========  ==========

Earnings per share--Note K:
   Before cumulative effect of
      accounting changes                $     1.63  $     1.80  $     1.71
   Cumulative effect of accounting
      changes                                            (1.22)
                                        ----------  ----------  ----------
            NET EARNINGS PER SHARE      $     1.63  $      .58  $     1.71
                                        ==========  ==========  ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Gerber Products company and Subsidiaries
                                              Year Ended March 31
                                          1994        1993        1992
                                       ----------------------------------
                                             (Thousands of Dollars)
OPERATING ACTIVITIES
   Net earnings                         $  113,630  $   42,455  $ 127,569
   Items in  net earnings not requiring
      (providing) cash:
      Cumulative effect of accounting
         changes                                        90,390
      Depreciation and amortization         41,683      36,663     33,610
      Deferred income taxes                 (6,915)     (5,342)     1,965
      Policy acquisition costs deferred    (20,601)    (20,605)   (16,053)
      Other                                 (5,090)     (6,302)    (5,484)
   Restructuring charges                    22,353                 22,000
   Gain on sale of subsidiary                          (11,850)
   Changes in operating assets and liabilities:
      Accounts receivable                   (4,970)      9,018    (10,428)
      Inventories                            1,491     (14,856)   (28,465)
      Reinsurance receivables               (6,473)    (12,009)   (10,910)
      Other assets                            (619)     (6,296)      (718)
      Accounts payable and accrued
         expenses                          (16,231)      7,046     (5,793)
      Policy claims and future policy
         benefits                           26,739      29,426     26,023
                                        ----------  ----------  ---------
         CASH FROM OPERATING ACTIVITIES    144,997     137,738    133,316



INVESTING ACTIVITIES
   Purchases of land, buildings and
      equipment                            (41,982)    (65,910)   (36,769)
   Proceeds from sale of land, buildings
      and equipment                          5,595       5,628     10,338
   Net cash proceeds from sale of subsidiary            84,367
   Purchased company, net of cash acquired                        (10,544)
   Purchase of investments by insurance
      operations                          (110,841)    (76,550)   (54,587)
   Sale or maturity of investments held
      by insurance operations               90,486      64,129     33,821
   Decrease (increase) in short-term
      investments                           24,938      15,433    (10,479)
   Other investments                       (26,826)
   Other                                    (1,827)     (4,162)     1,179
                                        ----------  ----------  ---------
       CASH FROM (USED IN)
       INVESTING ACTIVITIES                (60,457)     22,935    (67,041)

FINANCING ACTIVITIES
   Net increase in short-term
       borrowings                       $    1,721  $       32  $   6,157
   Payments of long-term debt               (1,018)     (4,251)   (38,787)
   Repurchase of shares of common stock    (75,314)    (72,579)   (23,650)
   Cash dividends                          (59,108)    (58,771)   (51,631)
   Issuance of shares under stock
      option plans                           1,587       4,907      4,724
   Other                                      (236)      1,168      1,928
                                        ----------  ----------  ---------
       CASH USED IN FINANCING
       ACTIVITIES                         (132,368)   (129,494)  (101,259)

           INCREASE (DECREASE) IN CASH
           AND CASH EQUIVALENTS            (47,828)     31,179    (34,984)
Cash and cash equivalents at beginning
   of year                                  95,390      64,211     99,195
                                        ----------  ----------  ---------
           CASH AND CASH EQUIVALENTS AT
           END OF YEAR                  $   47,562  $   95,390  $  64,211
                                        ==========  ==========  =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Gerber Products Company and Subsidiaries


                                                    Common      Paid-in
                                                    Stock       Capital
                                                   --------    --------
                                                  (Thousands of Dollars)

BALANCES AT APRIL 1, 1991                          $ 93,481    $  5,382

Net earnings
Cash dividends, $0.69 per share
Repurchase of 709,240 shares                           (887)    (13,108)
ESOP compensation expense--Note I
Issuance of 226,048 shares upon exercise of
   stock options--Note J                                283       4,441
Issuance of 89,990 shares under restricted stock
   plans, net of forfeitures--Note J                    113       3,285
Compensation under restricted stock awards--Note J
Tax benefit of dividends paid to ESOP
Foreign currency translation adjustments
                                                   --------    --------
BALANCES AT MARCH 31, 1992                           92,990           0

Net earnings
Cash dividends, $0.795 per share
Issuance of shares in connection with two for one
   stock split--Note K                               92,698
Repurchase of 2,123,934 shares                       (5,310)     (5,268)
Common equity put options issued for 300,000 shares    (750)
ESOP compensation expense--Note I
Issuance of 178,995 shares upon exercise of stock
   options--Note J                                      448       4,459
Issuance of 30,087 shares under restricted stock
   plans, net of forfeitures--Note J                     75         809
Compensation under restricted stock awards--Note J
Tax benefit of dividends paid to ESOP
Foreign currency translation adjustments
                                                   --------    --------
BALANCES AT MARCH 31, 1993                          180,151           0

Net earnings
Cash dividends, $0.85 per share
Repurchase of 2,682,900 shares                       (6,707)       (335)
ESOP compensation expense--Note I
Issuance of 63,890 shares upon exercise of stock
   options--Note J                                      160       1,427
Forfeiture of 63,372 shares under restricted stock
   plans, net of issuance--Note J                      (159)       (171)
Compensation under restricted stock awards--Note J
Tax benefit of dividends paid to ESOP
Foreign currency translation adjustments
                                                   --------    --------
BALANCES AT MARCH 31, 1994                         $173,445    $    921

See notes to consolidated financial statements.

Gerber Products Company and Subsidiaries



                                                               Foreign
                                                               Currency
                                                   Retained  Translation
                                                   Earnings  Adjustments
                                                   --------  -----------
                                                   (Thousands of Dollars)

BALANCES AT APRIL 1, 1991                          $322,121    $ (3,598)

Net earnings                                        127,569
Cash dividends, $0.69 per share                     (51,631)
Repurchase of 709,240 shares                         (9,655)
ESOP compensation expense--Note I
Issuance of 226,048 shares upon exercise of
   stock options--Note J
Issuance of 89,990 shares under restricted stock
   plans, net of forfeitures--Note J                   (226)
Compensation under restricted stock awards--Note J
Tax benefit of dividends paid to ESOP                   252
Foreign currency translation adjustments                         (1,130)
                                                   --------    --------
BALANCES AT MARCH 31, 1992                          388,430      (4,728)

Net earnings                                         42,455
Cash dividends, $0.795 per share                    (58,771)
Issuance of shares in connection with two for one
   stock split--Note K                              (92,698)
Repurchase of 2,123,934 shares                      (62,001)
Common equity put options issued for 300,000 shares  (8,370)
ESOP compensation expense--Note I
Issuance of 178,995 shares upon exercise of stock
   options--Note J
Issuance of 30,087 shares under restricted stock
   plans, net of forfeitures--Note J
Compensation under restricted stock awards--Note J
Tax benefit of dividends paid to ESOP                   299
Foreign currency translation adjustments                          1,462
                                                   --------    --------
BALANCES AT MARCH 31, 1993                          209,344      (3,266)

Net earnings                                        113,630
Cash dividends, $0.85 per share                     (59,108)
Repurchase of 2,682,900 shares                      (68,272)
ESOP compensation expense--Note I
Issuance of 63,890 shares upon exercise of stock
   options--Note J
Forfeiture of 63,372 shares under restricted stock
   plans, net of issuance--Note J                       316
Compensation under restricted stock awards--Note J
Tax benefit of dividends paid to ESOP                   328
Foreign currency translation adjustments                         (1,550)
                                                   --------    --------
BALANCES AT MARCH 31, 1994                         $196,238    $ (4,816)

See notes to consolidated financial statements.

Gerber Products Company and Subsidiaries

                                                   Unearned
                                                  Restricted   Unearned
                                                    Stock        ESOP
                                                Compensation Compensation
                                                ------------ -------------
                                                  (Thousands of Dollars)

BALANCES AT APRIL 1, 1991                          $ (3,115)   $(19,714)

Net earnings
Cash dividends, $0.69 per share
Repurchase of 709,240 shares
ESOP compensation expense--Note I                                   834
Issuance of 226,048 shares upon exercise of
   stock options--Note J
Issuance of 89,990 shares under restricted stock
   plans, net of forfeitures--Note J                 (1,504)
Compensation under restricted stock awards--Note J    1,850
Tax benefit of dividends paid to ESOP
Foreign currency translation adjustments
                                                   --------    --------
BALANCES AT MARCH 31, 1992                           (2,769)    (18,880)

Net earnings
Cash dividends, $0.795 per share
Issuance of shares in connection with two for one
   stock split--Note K
Repurchase of 2,123,934 shares
Common equity put options issued for 300,000 shares
ESOP compensation expense--Note I                                   926
Issuance of 178,995 shares upon exercise of stock
   options--Note J
Issuance of 30,087 shares under restricted stock
   plans, net of forfeitures--Note J                 (1,373)
Compensation under restricted stock awards--Note J    2,334
Tax benefit of dividends paid to ESOP
Foreign currency translation adjustments
                                                   --------    --------
BALANCES AT MARCH 31, 1993                           (1,808)    (17,954)

Net earnings
Cash dividends, $0.85 per share
Repurchase of 2,682,900 shares
ESOP compensation expense--Note I                                   950
Issuance of 63,890 shares upon exercise of stock
   options--Note J
Forfeiture of 63,372 shares under restricted stock
   plans, net of issuance--Note J                    (1,172)
Compensation under restricted stock awards--Note J      966
Tax benefit of dividends paid to ESOP
Foreign currency translation adjustments
                                                   --------    --------
BALANCES AT MARCH 31, 1994                         $ (2,014)   $(17,004)

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Gerber Products Company and Subsidiaries
March 31, 1994

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The consolidated financial statements include the accounts of the company and all wholly-owned and majority-owned subsidiaries. Insurance operations are included on the basis of a fiscal year ended December 31 and a Costa Rican subsidiary and a Polish subsidiary are included on the basis of February 28 fiscal year-ends. Upon consolida-tion, all intercompany accounts, transactions and profits are eliminated.

Cash and Cash Equivalents: Highly liquid debt instruments are classified as cash equivalents if the securities mature within 90 days from the date of acquisition.

Inventories: Certain inventories are stated at the lower of last-in, first-out (LIFO) cost or market, and all other inventories are stated at the lower of first-in, first-out (FIFO) cost or market.

Investments Held By Insurance Operations: Bonds are carried at cost adjusted for amortization of premium and accretion of discount. Policy loans are carried at unpaid balances. Other investments are carried at cost, which approximates market value. Interest on policy loans is credited to income as it accrues. Realized gains and losses on sales of investments are included in income on a specific identification basis.

Deferred Policy Acquisition Costs: The costs of acquiring new and renewal business for insurance operations, principally commission, policy issuance and underwriting expenses, have been deferred and are being amortized over the anticipated premium paying period of the related policies.

Land, Buildings and Equipment: Land, buildings and equipment are stated at cost. Depreciation is computed by the straight-line method at rates expected to amortize the cost of buildings and equipment over their estimated useful lives.

Future Policy Benefits: Reserves for insurance operations have been computed utilizing the net level premium method based upon estimated future investment yield, mortality, morbidity and withdrawals, including provision for the risk of adverse deviation.

Income Taxes: Accounting for income taxes is based on the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax conse-quences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Prior to fiscal 1993 the deferred method of accounting for income taxes was used, which requires recognition of deferred taxes using the tax rate applicable to the year of the calculation and does not include adjustment for subsequent changes in tax rates.

Earnings Per Share: Earnings per share are based on the weighted average number of shares of common stock outstanding after giving retroactive effect to the fiscal 1993 two for one stock split. The exercise of outstanding stock options would not result in a material dilution of earnings per share.

Reclassification: Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the 1994 presenta-tion.

NOTE B--RESTRUCTURING CHARGES
During the fourth quarter of fiscal 1994, the company made a decision to restructure its domestic baby food, baby care and apparel operations, resulting in a pretax charge to operations of $22.4 million ($13.8 million net of tax benefits, or $0.20 per share). Approximately $18.1 million of this charge relates to the Food and Baby Care segment, while $4.3 million relates to the Apparel segment.

The restructuring program, which began late in fiscal 1994, is designed to reduce labor and overhead costs through a concentration on core manufactur-ing technologies and efficiency gains in the company's domestic manufac-turing and distribution facilities. Gains in efficiency will result from adoption of operating practices which will reduce staffing levels and improve production yields. The charge also includes a provision for costs to realign the domestic sales force as a result of the changing retail environment and efficiencies gained by technological improvements.

The pretax charge consists of approximately $5.9 million to write-down the carrying value of facilities and equipment to net realizable value and $16.5 million for future cash obligations representing severance costs for terminated employees, consulting costs and relocation costs. About $11.6 million ($7.2 million net of tax benefits) is expected to be paid out in fiscal 1995. The restructuring will be substantially completed by the end of fiscal 1995.

On January 13, 1992, the company announced that it would close the cloth diaper weaving operations and consolidate other textile production of its Gerber Childrenswear business. A charge to operations of $22 million was recorded in the third quarter of fiscal 1992 to provide for anticipated losses on the sale of three manufacturing facilities, the write-off of intangible assets, employee termination costs and the liquidation of inven-tories. The charge reduced net earnings for fiscal 1992 by $16 million ($0.215 per share). Remaining assets and liabilities at March 31, 1994 related to the fiscal 1992 restructuring are not significant.

NOTE C--BUSINESS ACQUISITION
On February 13, 1992, the company completed the purchase of a 60 percent interest in Alima S.A., a manufacturer of food and juices located in Poland, for $11.3 million in cash and a commitment to invest approximately $14 million in future capital improvements, which were completed during fiscal 1994. The company received additional shares of Alima common stock as these capital improvements were made. During fiscal 1993 and 1994 the company purchased substantially all of the remaining shares from minority shareholders for $4.0 million in cash.

The acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The results of operations of Alima are included in the company's consolidated financial statements from the date of acquisition. The minority interest's share of results of operations is not material. Consolidated operating results would not have differed materially from the reported amounts if the acquisition was assumed to have occurred at the beginning of fiscal 1992.

NOTE D--DIVESTITURE
On February 10, 1993, the company completed the sale of Buster Brown Apparel, Inc., a manufacturer and marketer of children's apparel and hosiery, for proceeds totalling approximately $100 million. Proceeds included $80 million in cash at closing plus notes, the assumption of certain debt and a warrant to repurchase 5% of the common stock of Buster Brown. The sale resulted in a gain of $11.9 million after sales costs and other adjustments for obligations in connection with the sale. Taxes on the transaction were not significant due to the utilization of a capital loss carryover, not previously recognized as an asset for financial reporting purposes. In connection with the sale, the company also received $5 million for a noncompete agreement.

Below are summarized financial results of Buster Brown which are included in the consolidated statements of operations through the date of disposi-tion :

                                1993          1992
                              ------------------------
                               (Thousands of Dollars)

     Net sales                $118,578       $153,134
     Cost of products sold      94,289        112,157

     Operating income            6,206         20,805
     Net earnings                3,767         13,620


NOTE E--INVESTMENTS
Included in miscellaneous other assets at March 31, 1994, is approximately $25.8 million in affordable housing tax credit investments which generate income in the form of tax credits. Income amounted to $1.8 million in fiscal 1994 and is included in other income using a level yield approach over the 15-year life of the investment.

On December 10, 1992, as part of its investing activities, the company entered into an agreement with an unrelated manufacturing company (the seller) to purchase trade receivables on a discounted basis. On March 31, 1993, the company held uncollected purchased accounts receivable totalling $24.9 million, the maximum amount allowable under the terms of the agree-ment. During the first quarter of fiscal 1994, the investment was liqui-dated.

NOTE F--INVENTORIES
Inventories aggregating $62.9 million at March 31, 1994 and $64.2 million at March 31, 1993, are stated at cost determined by the last-in, first-out method. If the first-in, first-out method had been used for all invento-ries, the amounts would have been approximately $48.8 million and $50.4 million higher than reported at March 31, 1994 and 1993, respectively.

NOTE G--INSURANCE OPERATIONS
Summarized financial information of insurance operations included in the consolidated financial statements is as follows:

STATEMENTS OF FINANCIAL POSITION

                                                         December 31
                                                       1993       1992
                                                    ----------------------
                                                    (Thousands of Dollars)
Assets:
   Investments at cost:
      Long-term bonds                               $117,543    $ 94,289
      Other investments                                7,396       7,533
                                                    --------    --------
                                                     124,939     101,822
   Reinsurance receivables                            44,541      38,068
   Deferred policy acquisition costs                  66,264      57,055
   Miscellaneous other assets                          9,300      10,655
   Land, buildings and equipment                         653         602
                                                    --------    --------
                                                    $245,697    $208,202

Liabilities:
   Accounts payable and accruals                    $ 13,557    $ 11,282
   Policy claims and reserves                         58,101      48,042
   Deferred income taxes                               5,536       7,131
   Future policy benefits                            111,064      94,384
   Postretirement benefits                             1,912       1,755
                                                    --------    --------
                                                     190,170     162,594
Shareholder's equity                                  55,527      45,608
                                                    --------    --------
                                                    $245,697    $208,202
                                                    ========    ========

The approximate market value of investments held by insurance operations was $127.5 million at December 31, 1993, and $103.6 million at December 31, 1992.

STATEMENTS OF OPERATIONS
                                                 Year Ended December 31
                                               1993       1992     1991
                                            -------------------------------
                                                (Thousands of Dollars)

Revenue                                     $ 99,358    $86,487     $67,687
Investment income                             10,297      8,821       6,278
                                            --------    -------     -------
            TOTAL INCOME                     109,655     95,308      73,965
Cost of services provided                     67,529     58,857      44,282
Marketing, administrative and
   general expenses                           28,489     26,267      23,023
                                            --------    -------     -------
            EARNINGS BEFORE INCOME TAXES AND
            CUMULATIVE EFFECT                 13,637     10,184       6,660

Income taxes                                   5,000      3,352       2,290
                                            --------    -------     -------
            EARNINGS BEFORE CUMULATIVE
            EFFECT                             8,637      6,832       4,370

Cumulative effect of accounting changes                    (999)
                                            --------    -------     -------
NET EARNINGS OF INSURANCE OPERATIONS        $  8,637    $ 5,833     $ 4,370

Marketing, administrative and general expenses include deferred policy acquisition cost amortization of $11.4 million, $9.8 million and $8.6 million in calendar 1993, 1992, and 1991, respectively. Effective January 1, 1992, the insurance operations adopted the provisions of Financial Accounting Standards Board (FASB) Statement No. 106 for postretirement benefits (see Note L). In addition to the transition obligation of $1.5 million recorded January 1, 1992, net of taxes of $0.5 million, insurance operations recognized expense of $0.2 million and $0.3 million in the years ended December 31, 1993 and 1992, respectively, for postretirement benefits compared with only a minor amount in calendar 1991.

In December 1992, the FASB issued Statement No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts." This statement eliminates the practice of reporting assets and liabilities relating to reinsured contracts net of the effects of reinsurance. The company's insurance subsidiary adopted Statement No. 113 as of April 1, 1993. The prior year statements of financial position and cash flows have been restated to conform to this presentation. This accounting change has no effect on earnings.

NOTE H--SHORT-TERM BORROWINGS
Short-term borrowings consist of borrowings under bank lines of credit. At March 31, 1994, the company had committed lines of credit of $66,106,000, for which the company pays nominal fees. These committed lines of credit support the issuance of commercial paper and are subject to annual renewal. Unused credit under such lines totaled $54,734,000 at March 31, 1994.

Under the terms of other short-term credit facilities, the company may borrow up to $165 million on such terms as may be mutually agreed upon. These arrangements do not have termination dates and are reviewed periodi-cally. No commitment fees or compensating balances are required for the short-term credit facilities. No borrowings were outstanding under these arrangements at March 31, 1994.

NOTE I--LONG-TERM DEBT
Long-term debt at March 31 consists of the following:

                                                   1994        1993
                                                ---------------------
                                                (Thousands of Dollars)

    9% debentures, due October 15, 2006         $100,000    $100,000
    7.85% ESOP Note                               16,750      17,744
    Other                                             80         104
                                                --------    --------
                                                 116,830     117,848
    Less current maturities                        1,153       1,017
                                                --------    --------
                                                $115,677    $116,831

The company's employee stock ownership plan (ESOP), which covers the majority of parent company employees, has borrowings from an insurance company under a loan agreement which is unconditionally guaranteed by the company as to principal and interest. The ESOP Note is payable in fixed, semi-annual payments through 2004. The note, which is reflected as long-term debt in the company's consolidated financial statements, was initially offset by a like amount of unearned ESOP compensation in shareholders' equity. As company contributions plus the dividends on the shares held by the ESOP are used to meet interest and principal payments, shares are released for allocation to eligible employees. The unearned ESOP compensation in shareholders' equity represents future compensation expenses related to the ESOP program and is reduced as shares are allocated.

The company made cash contributions to the ESOP of $3.0 million in fiscal 1994, $1.9 million in fiscal 1993 and $2.2 million in fiscal 1992, which were allocated to compensation expense ($1.6 million, $0.4 million and $0.7 million, respectively) and interest expense ($1.4 million, $1.5 million and $1.5 million, respectively). Dividends paid on ESOP shares, which reduce the company's required contribution, were $0.9 million in fiscal 1994, $0.8 million in fiscal 1993 and $0.7 million in fiscal 1992. Such dividends result in a tax benefit to the company which is recorded directly to retained earnings.

Based on borrowing rates available at March 31, 1994, for arrangements with similar terms and remaining maturities, the fair value of long-term debt at March 31, 1994, is not materially different from the amount reported based on historical cost, except for the debentures due October 15, 2006, which have a fair value of approximately $113.1 million based on market quota-tions. The debentures, however, are not redeemable.

Interest paid was $12.2 million in fiscal 1994, $12.8 million in 1993 and $16.8 million in 1992.


NOTE J--STOCK COMPENSATION PLANS
On August 7, 1991, the shareholders of the company approved a Stock Ownership Program for key employees and non-employee members of the Board of Directors of the company. Under the Program, the company may issue non-qualified and incentive stock options, stock appreciation rights or common stock to key employees. Terms and conditions of the grants will be determined by the Board of Directors when awards are granted. The company may also issue non-qualified stock options to non-employee directors under the Program, the terms and conditions of which are fixed under the provi-sions of the Program.

The maximum number of shares of common stock that are reserved for issuance under the Program each fiscal year is 1% of the total issued shares of the company as of the beginning of the fiscal year plus 1) any shares of common stock reserved for future grant under all other stock compensation plans of the company terminated upon adoption of the Program and 2) the shares reserved for issuance under the Program in prior fiscal years, which were not previously issued. The maximum number of shares that may be issued under all stock plans in any one fiscal year is limited to 2% of the total issued shares of the company as of the beginning of the fiscal year. The company may also issue shares of preferred stock which are convertible into shares of common stock, subject to the limitations on the number of shares of common stock, as described above, based on the number of shares of common stock issuable upon conversion of the preferred stock. During fiscal 1994 and 1993, 43,508 and 36,974 shares of common stock, respectively, were issued to key employees and 4,060 and 5,220 shares of common stock, respectively, were issued to non-employee directors. At March 31, 1994, 5,717,174 shares were available for issuance under the Program.

Non-qualified options allow for the purchase of common stock at prices not less than 85% of market price at the date of grant and expire five years after grant. The incentive stock options allow the employee to purchase shares of common stock at prices equal to market value at the date of grant and expire five years after grant. Options generally become exercisable twelve months after grant, subject to certain limitations.

A summary of shares subject to options follows:

                                         Shares     Price Range
                                        ---------  -------------
Outstanding at April 1, 1992            1,047,542  $ 5.09-$32.47

Granted                                   330,796   27.17- 35.56
Exercised                                (243,806)   5.09- 30.94
Cancelled                                 (13,840)   9.63- 32.46
                                        ---------
Outstanding at March 31, 1993           1,120,692    5.09- 35.56

Granted                                   775,496   23.11- 31.00
Exercised                                 (63,890)   5.09- 28.37
Cancelled                                 (15,150)  23.11- 27.17
                                        ---------
Outstanding at March 31, 1994           1,817,148    7.13- 35.56
                                        =========
Exercisable at March 31, 1994           1,074,358
                                        =========
The company was permitted to issue shares under a Restricted Stock Plan which reserved 2,000,000 shares of common stock for grant to key employees. Shares were awarded in the name of the employee, who has all rights of a shareholder, subject to certain restrictions or forfeiture. The time period over which the restrictions lapse varies and was determined by the Board of Directors when awards were granted. The restrictions on certain of the awards granted lapse over three years while the restriction period for other awards is fifteen years, or three years if certain financial goals are achieved. With the approval of the company's Stock Ownership Program, no further awards can be made under the Restricted Stock Plan. At March 31, 1994, 115,938 shares remain subject to restrictions. The compensation element related to the awarding of such shares is recognized ratably over the restriction periods.


NOTE K--SHAREHOLDERS' EQUITY
On August 5, 1992, the company's Board of Directors declared a two for one stock split payable in the form of a 100 percent stock dividend which was distributed on September 10, 1992, to holders of record on August 17, 1992. The par value of the additional 37,079,268 shares of common stock issued in connection with the stock split was credited to common stock and a like amount charged to retained earnings. All share and per share data have been restated for all periods presented to reflect the stock split.

The company is authorized to issue up to 5,000,000 shares of $1.00 par value, preferred stock. The rights of the preferred stock as to dividends, redemption, liquidation, and conversion, if any, will be determined by the Board of Directors upon issuance.

On July 25, 1990, the Board of Directors declared a dividend distribution of one Right for each outstanding common share to shareholders at the close of business on August 13, 1990, as part of the adoption of a new Sharehold-er Rights Plan (the Plan). Each Right entitles the registered holder to buy from the company a unit consisting of 1/100 of a share of Series A Junior Participating Preferred Stock at a price of $180 a unit, subject to adjustment. The Rights will not be exercisable or separable from the common stock until the earlier of (1) ten days following a public announce-ment that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the company's outstanding common shares; (2) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding common shares; or (3) ten business days (or such later date as the Board shall determine) after the company's Board of Directors determines that a person or group having beneficial ownership of 10% or more of the company's common stock then outstanding is an "Adverse Person" as defined in the Plan.

If a person or group acquires 15% or more of the company's shares, except pursuant to an offer for all outstanding common shares which the indepen-dent directors determine to be fair to and otherwise in the best interest of the shareholders, or in certain other circumstances, the Rights will entitle the holder to purchase a number of the company's common shares having a market value of twice the exercise price of each Right. Similarly, if the company is involved in a merger or other business combination at any time after the Rights become exercisable, the Rights will be modified so as to entitle a holder to buy a number of shares of common stock of the surviving company having a market value of twice the exercise price of each Right.

The Rights expire on August 12, 2000, unless redeemed by the company at a price of $.01 per Right, according to the terms and definitions of the Plan. Until exercised, the Right does not entitle the holder to any rights as a shareholder, including the right to vote or receive dividends.


NOTE L--RETIREMENT AND OTHER BENEFIT PLANS
The company and its subsidiaries have a number of non-contributory defined benefit plans covering a majority of employees. The benefits provided are generally based upon years of service and the employees' final average earnings (as defined). The company's objective in funding these plans is to accumulate funds sufficient to provide for all accrued benefits and to maintain a relatively stable contribution level in the future.

The company also sponsors defined contribution retirement plans covering a majority of employees. Company contributions are based on employees' earnings for non-contributory plans and on a percentage of employee contributions for contributory plans.

A summary of the composite of net periodic pension credit for the defined benefit plans and the total contribution charged to pension expense for the defined contribution plans follows:

                                       1994       1993        1992
                                    ---------------------------------
                                         (Thousands of Dollars)
Defined benefit plans:
   Service cost--benefits earned
      during the period             $  6,159    $  5,666    $  6,017
   Interest cost on projected
      benefit obligation              18,280      16,293      16,255
   Actual return on plan assets      (35,179)    (22,692)    (47,261)
   Net amortization and deferral       7,328      (5,263)     20,808
                                    --------    --------    --------
   Net pension credit for defined
      benefit plans                   (3,412)     (5,996)     (4,181)
Defined contribution plans             2,712       2,430       3,346
                                    --------    --------    --------
                                    $   (700)   $ (3,566)   $   (835)
                                    ========    ========    ========

The amounts recognized in the consolidated statements of financial position at March 31 for the company's defined benefit plans, all of which have plan assets in excess of their accumulated benefit obligations, are presented below:
                                              1994        1993
                                            ----------------------
                                            (Thousands of Dollars)
Actuarial present value of benefit
   obligations:
   Vested benefit obligation                $214,676    $184,603
                                            ========    ========
   Accumulated benefit obligation           $220,708    $189,656
                                            ========    ========
   Projected benefit obligation             $255,819    $218,588
Plan assets at fair value                    321,775     302,354
                                            --------    --------
Plan assets in excess of projected
   benefit obligation                         65,956      83,766
Unrecognized net experience (gain) loss       10,175      (8,706)
Unrecognized transition asset net
   of amortization                           (17,798)    (20,306)
                                            --------    --------
Prepaid pension costs                       $ 58,333    $ 54,754
                                            ========    ========
The weighted average discount rate and rate of increase in future compensa-tion levels used in determining the actuarial present value of benefit obligations were 7.5% and 5.5% respectively, in 1994 and 8.0% and 5.5%, respectively, in 1993. The expected long-term rate of return on plan assets used to determine the net periodic pension cost was 9.0% in fiscal 1994 and 1993 and 9.5% in fiscal 1992.

In addition to providing pension benefits, the company and certain of its subsidiaries provide unfunded medical, dental and life insurance benefits for a majority of retired employees and their eligible dependents. In order to be eligible, employees of operating units providing such benefits must retire from the company and have been covered under the company's active medical, dental and life insurance plans for five years.


Effective April 1, 1992, the company adopted the provisions of FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement requires a change to the accrual basis of accounting for postretirement benefits. The company recorded the transi-tion obligation of $139.4 million as of April 1, 1992 as a charge to operations, net of income tax benefits of $51.7 million, as the cumulative effect of an accounting change. In addition to the cumulative effect as of the beginning of fiscal 1993, adoption of the new Statement resulted in an increase in pretax charges for fiscal 1993 of $10.8 million, or $0.09 per share, compared with the company's previous expense recognition methodolo-gy. Previously reported quarterly results for fiscal 1993 were restated to reflect the adoption of the new principle (see Note O). The weighted average discount rate used to determine the accumulated postretirement benefits obligation was 7.5% in 1994 and 8.0% in 1993.

The following table sets forth the combined status of the company's postretirement benefit plans other than pension plans:

                                                 March 31
                                             1994         1993
                                          -----------------------
                                           (Thousands of Dollars)
Actuarial present value of accumulated
   postretirement benefits obligation:
      Retirees                              $ 49,721    $ 52,458
      Active participants fully eligible      15,136      16,778
      Other active participants               46,874      52,071
                                            --------    --------
                                             111,731     121,307
Unrecognized prior service cost credit        30,749      27,797
Unrecognized net experience gains             14,102       1,034
                                            --------    --------
Postretirement benefits obligation          $156,582    $150,138
                                            ========    ========
Net periodic cost for postretirement benefits other than pensions includes the following:
                                             1994          1993
                                           ----------------------
                                           (Thousands of Dollars)
Service cost--benefits earned during
   the period                               $ 4,743     $  6,196
Interest cost on accumulated obligation       9,266        9,943
Prior service cost (credit)                  (2,445)        (976)
                                            -------     --------
                                            $11,564     $ 15,163
                                            =======     ========

In years prior to fiscal 1993, the company recognized the cost of providing these benefits as claims were incurred. Expense recognized in fiscal 1992 was $3.6 million.

During fiscal 1993 and 1994, the company's postretirement benefit plans were amended to provide for a higher level of retiree cost sharing to be phased in over time. The resulting decrease in the accumulated postretirement benefits obligation is being amortized as prior service cost (credit) along with unrealized net experience gains on a straight-line basis over the average remaining service lives of the relevant employee groups, generally between 12 and 18 years.

For measurement purposes, assumed increases in the cost of covered benefits for fiscal 1994 were 13.9% for participants under age 65 and 9.8% for participants over age 65, decreasing to 5.5% and 5.2%, respectively, over a 9 year period. A 1% increase in the medical cost trend rate would increase the accumulated postretirement benefits obligation at March 31, 1994 by 13.1% and the fiscal 1994 expense by 16.7%.

Also during the fourth quarter of fiscal 1993 the company elected to adopt the provisions of FASB Statement No. 112, "Employers' Accounting for Postemployment Benefits." This Statement requires the accrual of the estimated obligation for future benefits as of the date an employee is terminated or becomes inactive. The company recorded the April 1, 1992 obligation of $4.3 million for this accounting change as a charge to operations, net of income tax benefits of $1.6 million, as the cumulative effect of an accounting change. The impact of the new Statement on earnings before the cumulative effect of accounting changes for fiscal 1993 was not significant.

NOTE M--INCOME TAXES
The company adopted FASB Statement No. 109, "Accounting for Income Taxes," in the fourth quarter of fiscal 1993. The cumulative effect of the change in the method of accounting for income taxes as of the beginning of fiscal 1993 and the effect of the new Statement on fiscal 1993 net earnings were not significant. Financial statements for prior years have not been restated.

The provisions for income taxes applicable to earnings before income taxes and cumulative effect of accounting changes consist of the following:

                                     1994        1993        1992
                                    -------------------------------
                                        (Thousands of Dollars)
Current:
   Federal                          $56,359     $63,806     $60,891
   State                              8,212       8,339       7,632
                                    -------     -------     -------
                                     64,571      72,145      68,523
Deferred:
   Federal                           (6,112)     (4,816)      2,088
   State                               (803)       (526)       (123)
                                    -------     -------     -------
                                     (6,915)     (5,342)      1,965
                                    -------     -------     -------
                                    $57,656     $66,803     $70,488
                                    =======     =======     =======

A reconciliation of the Federal statutory income tax rate and the company's effective income tax rate follows:

                                    1994        1993        1992
                                   -------------------------------

Federal statutory rate              35.0%       34.0%       34.0%
State income taxes net of
   federal benefit                   3.0         2.6         2.5
Utilization of capital loss
   carryforwards                    (2.7)       (2.2)

Other                               (1.6)       (0.9)       (0.9)
                                    -----       -----       -----
                                    33.7%       33.5%       35.6%
                                    =====       =====       =====

The deferred income tax assets and liabilities recorded in the consolidated statement of financial position as of March 31 are as follows:

                                Deferred Income     Deferred Income
                                   Tax Assets       Tax Liabilities
                                -----------------   ----------------
                                  1994     1993      1994    1993
                                -------- --------   ------- -------
                                     (Thousands of Dollars)

Depreciation                                        $21,411 $21,325
Employee benefit plans                               20,497  18,576
Postretirement benefits         $ 59,728 $ 55,551
Life insurance company costs
   and benefits                   13,551    5,875    19,701  13,500
Capital loss carryforwards                  3,100
Reserves and accruals not
   currently deductible           37,979   33,362
Other                                219    2,631
                                -------- --------   ------- -------
                                 111,477  100,519    61,609  53,401
Valuation allowance               (3,619)  (7,784)
                                -------- --------   ------- -------
                                $107,858 $ 92,735   $61,609 $53,401
                                ======== ========   ======= =======


Net deferred income tax assets are included in current assets and miscella-neous noncurrent assets. The company made income tax payments of $70.7 million in fiscal 1994, $60.2 million in fiscal 1993 and $64.2 million in fiscal 1992.


NOTE N--LEGAL MATTERS
On December 31, 1992, a food wholesale distributor filed suit against the company and its principal competitors. The suit alleges price fixing in the United States baby food industry. Since that date, several similar lawsuits have been filed by other food distributors and on behalf of indirect purchasers. The initial lawsuit has been certified as a class action. The lawsuits do not state specific damage amounts and the poten-tial liability, if any, is not determinable since discovery on the merits of the case is in its early stages. Management believes the suits are without merit and intends to contest the suits vigorously. These claims when finally concluded, in the opinion of management, based upon informa-tion it presently possesses, will not have a material adverse effect on the company's consolidated financial position.

NOTE O--QUARTERLY RESULTS OF OPERATIONS (Unaudited)
The following is a tabulation of the unaudited quarterly results of opera-tions:

                             First         Second       Third      Fourth
                             Quarter        Quarter     Quarter    Quarter
                            ----------------------------------------------
                           (Thousands of Dollars, except per share amounts)
1994
- - ----
Net sales and revenue       $282,947    $310,688    $272,970    $305,233
Cost of products sold
   and services
   provided                  151,543     167,845     146,699     158,860
Net earnings (1)              26,491      33,560      27,932      25,647
Net earnings per share (1)       .38         .48         .40         .37

1993
- - ----
Net sales and revenue       $315,471    $344,729    $299,235    $310,049
Cost of products sold
   and services
   provided (2)              174,154     198,004     172,602     171,861

Earnings before
   cumulative effect (3)      32,520      32,659      24,614      43,052
Cumulative effect (2)        (90,390)
                            --------    --------    --------    --------
Net earnings (loss)          (57,870)     32,659      24,614      43,052

Per share amounts:
Earnings before
   cumulative effect (3)         .44         .44         .33         .59
Cumulative effect (2)          (1.22)
                            --------    --------    --------    --------
Net earnings (loss)             (.78)        .44         .33         .59


(1) Net earnings in the fourth quarter were reduced by $13.8 million ($.20 per share) to recognize the cost of restructuring the domestic baby food, baby care and apparel operations (see Note B).

(2) Adoption of FASB Statement No. 106 and Statement No. 112 (see Note L).

(3) The company completed the sale of Buster Brown Apparel, Inc. (see Note
    D) in the fourth quarter and recorded a gain of $11.9 million ($.16 per share).

NOTE P--INDUSTRY SEGMENTS
The company's operations are reported in the following major industry segments:

Food and Baby Care: Principal products include baby foods, nursers, nurser accessories, toys and infant care items. These products are marketed domestically, by the company's own sales force, under the Gerber and NUK trademarks and are distributed through grocery, drug and mass-merchandise outlets. In addition, international operations are conducted through certain foreign subsidiaries, export sales and licensing agree-ments.

Apparel Group: Infant and children's sleepwear and playwear, underwear, bedding and cloth diapers are sold primarily to mass merchandise outlets under the Gerber trademark and private labels. Buster Brown children's fashion playwear and hosiery (which was divested in fiscal 1993) and Weather Tamer outerwear (which was divested in fiscal 1992) are marketed primarily through department and specialty stores.

The "Other" category includes the operations of Gerber Life Insurance Company, which is licensed for the purpose of writing and selling life and health insurance.

Sales to unaffiliated customers, intersegment sales, which are recorded at normal gross margins, operating profit, identifiable assets, depreciation and amortization and capital additions by segment, follow:

                            Food and    Apparel
                            Baby Care   Group       Other   Corporate
                          --------------------------------------------
                                   (Thousands of Dollars)
Net Sales and Revenue:

1994
  Unaffiliated customers    $901,378    $171,102    $99,358
  Intersegment                            16,101
                            --------    --------    -------
        Total                901,378     187,203     99,358
1993
  Unaffiliated customers     899,069     283,928     86,487
  Intersegment                            21,917
                            --------    --------    -------
        Total                899,069     305,845     86,487
1992
  Unaffiliated customers     866,298     333,169     68,676
  Intersegment                             2,106      1,364
                            --------    --------    -------
        Total                866,298     335,275     70,040

                            Food and     Apparel
                            Baby Care    Group       Other   Corporate
                            -------------------------------------------
                                      (Thousands of Dollars)
Operating Income:
    1994                    $171,068    $  5,902    $ 13,637  $(19,321)
    1993                     186,459      14,294      10,181   (11,286)
    1992                     198,350      10,249       7,678   (18,220)
Identifiable Assets:
    1994                    $501,161    $137,297    $240,554  $122,991
    1993                     529,127     139,381     199,959   125,973
    1992                     443,179     209,867     134,374   106,303

Depreciation and Amortization:
    1994                    $ 25,783    $  3,912    $ 11,484  $    504
    1993                      21,073       5,240       9,863       487
    1992                      17,925       6,453       8,743       489
Capital Additions:
    1994                    $ 38,687    $  2,837    $    135  $    323
    1993                      57,029       8,526         311        44
    1992                      32,728       3,893         138        10

Segment operating income includes the restructuring charges described in Note B. Net corporate expenses include primarily interest and general corporate expenses, offset by interest and dividend income and a divesti-ture gain in fiscal 1993 (see Note D). Corporate assets include cash and cash equivalents, short-term investments, net pension assets, nontrade notes receivable and general corporate assets.

As discussed in Note L, the company adopted the provisions of FASB State-ment No. 106 and Statement No. 112 effective April 1, 1992. The new methodology resulted in a decrease to operating profit for fiscal 1993 of $1,395 for the food and baby care segment, $532 for the apparel group segment, $242 for the other segment and $8,609 for corporate.

The approximate percentages of consolidated net sales and revenue by classes of products and services are:

                                    1994        1993       1992
                                    ----        ----       ----
Food                                68.2%       63.2%      60.8%
Baby care/apparel/services          31.8        36.8       39.2

Fiscal 1994 and 1993 consolidated sales and revenues included foreign sales representing 11% and 10%, of consolidated totals, respectively, while consolidated operating profit from foreign operations was not material. Consolidated identifiable assets at March 31, 1994 and 1993 included foreign assets representing 9% of consolidated totals. Foreign assets and sales and revenue were less than 10% of the related consolidated amounts in fiscal 1992. Interarea sales and export sales and their effects were not material in the fiscal years presented.

NOTE Q--SUBSEQUENT EVENTS
On May 21, 1994, the company's Board of Directors unanimously approved a merger agreement and transactions by which Sandoz Ltd. will purchase all of the company's outstanding shares of common stock, together with the Rights described in Note K, at a price of $53 per share. A tender offer will commence on or about May 27, 1994 and the merger is expected to be completed in the second or third quarter of fiscal 1995.